EXHIBIT 99.1

NEWS RELEASE
LivaNova and Gyrus Capital Enter into Agreement for the Purchase of Heart Valve Business

London, December 3, 2020 – LivaNova PLC (NASDAQ:LIVN), a market-leading medical technology and innovation company, and Gyrus Capital (Gyrus), an investment firm dedicated to investments in the healthcare and sustainability sectors, today announced they have entered into an agreement whereby entities funded and controlled by Gyrus will acquire the LivaNova heart valve (HV) business. The LivaNova Board of Directors unanimously approved the divestiture, which it believes will enable the Company to sharpen its focus within its primary platforms, neuromodulation and cardiovascular, and to dedicate increased resources toward executing its promising pipeline opportunities. Once the transaction is complete, Gyrus intends to focus management attention and investment on the HV business to position it to become a leading player in the surgical heart valve market globally, translating into even greater opportunities for employees, customers and patients.
“The LivaNova HV business is a global player in surgical heart valves with world-class products and compelling growth opportunities,” said Guy Semmens, Managing Partner at Gyrus Capital. “This business fits squarely within our strategy to invest in transformational projects in the healthcare and sustainability sectors. We believe that, with a focus on the core products, this new independent company can maximize its potential through our investment in its products and people.”
“We believe that LivaNova and Gyrus will benefit from this transaction and, that under Gyrus ownership, the HV business will thrive and grow,” said Damien McDonald, Chief Executive Officer of LivaNova. “For LivaNova, the divestiture of our HV business is an important milestone in the execution of our strategy to optimize our portfolio so that we are best positioned to serve our patients and deliver value to our shareholders. In particular, we intend to focus more directly on our key growth drivers and continuously improve our operational excellence.”
“We are committed to making this the leading company dedicated to heart surgeons and their patients by providing the best solutions to fight structural heart disease,” said Christian Mazzi,

future CEO of the HV company. “We plan to leverage the strong foundation in mechanical valves and build out the growth engine with the Perceval® aortic valve and Memo 4D® mitral repair ring, while investing in research and development to pursue new products and partnerships. With this focus, we intend to build our independent company, fully dedicated to HV, its people, its customers and products. Our mission and ambition is to grow based on clearly defined priorities, commercial excellence and innovation, backed by Gyrus, a strong sector-focused partner that is ready to invest in our future. We look forward to a seamless transition and to engaging with the LivaNova heart valve employees around the world as they become part of our independent company.”
Transaction Terms, Closing and Financial Updates
The LivaNova HV business is a comprehensive portfolio of products, including Perceval, a unique sutureless aortic valve, along with tissue and mechanical valves to fit the differing needs of cardiac surgeons and patients worldwide. The HV business employs approximately 900 employees worldwide with major operations in Saluggia, Italy and Vancouver, Canada.
The divestiture of the HV business (with the exception of the French HV business for which LivaNova has been granted a binding offer by an affiliate of Gyrus and a decision remains to be made) is for an enterprise value of €60 million (US$73 million) and expected to be complete in the first half of 2021, subject to customary purchase price adjustments, €10 million of which will be paid at the end of 2022. On a full-year basis, we expect the sale of the HV business to be dilutive to earnings per share in 2021 on a fully diluted basis by approximately 10-15 cents, and we expect the divestiture to trigger a net non-cash impairment charge in the fourth quarter of 2020, which we currently estimate to be in the range of US$200 million and US$225 million. The transaction is subject to receipt of applicable regulatory approvals and other customary closing conditions, including mandatory consultation with local unions and works councils, where applicable. Upon closing of the transaction, Gyrus will acquire the plants in both Saluggia, Italy and Vancouver, Canada. Gyrus will also acquire the HV assets and inherit or make offers to HV employees in other countries (with respect to France, to the extent that the binding offer submitted by Gyrus would be accepted by LivaNova). The agreement includes customary warranties and limitations on liability, including that the Company has agreed for a period of seven years following closing to provide reimbursement for certain expenses and those that may arise out of hazardous substances relating to former operations at the Saluggia, Italy campus in an amount up to €37.5 million. The HV business will be led by Christian Mazzi and supported by the existing LivaNova HV team. LivaNova has filed a Current Report on Form 8-K with the Securities and Exchange Commission that provides additional information on the agreement and the impact on the divestiture.
Until the closing, LivaNova will operate HV in the normal course of business, with the HV business and Gyrus remaining separate entities.
Advisors
Goldman Sachs is serving as financial advisor to LivaNova and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel.
Medeor is serving as transaction and business advisor to Gyrus. Other Gyrus advisors include: Deloitte, financial, tax and carve-out; Alira Health, commercial; NCTM and Eversheds-Sutherland, legal.
About LivaNova
LivaNova PLC is a global medical technology and innovation company built on nearly five decades of experience and a relentless commitment to provide hope for patients and their families through innovative medical technologies, delivering life-changing improvements for both the Head and Heart. Headquartered in London, LivaNova employs approximately 4,000 employees and has a presence in more than 100 countries for the benefit of patients, healthcare professionals and healthcare systems worldwide. For more information, please visit www.livanova.com.
About Gyrus Capital
Gyrus Capital is an investment firm focused on transformational investments in the healthcare and sustainability sectors. Based in Geneva, Switzerland, the firm specializes in $50-500m carve outs of businesses with great product and people, which are non-core to their parent corporates. The LivaNova HV carve out follows Gyrus’ acquisition of DuPont Sustainable Solutions (global leader in occupational health and risk and safety consulting) from E.I. DuPont de Nemours in 2019. To learn more, visit www.gyruscapital.com.
Safe Harbor Statement
This news release contains “forward-looking statements” concerning LivaNova goals, beliefs, expectations, strategies, objectives, plans and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding the intended sale of the HV business or the likelihood or timing of the contemplated transaction. Important factors that may cause actual results to differ include, but are not limited to: (i) the ability of LivaNova to successfully complete the sale of the HV business; (ii) failure to obtain applicable regulatory or other approvals in a timely manner or otherwise; (iii) failure to satisfy other conditions to the proposed transaction; (iv) the length of time necessary to consummate the proposed transaction, which may be longer than anticipated for various reasons; and (v) unexpected costs or liabilities that may arise from the sale of the HV business. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect LivaNova’s business, including those described in the “Risk Factors” section of LivaNova’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the United States Securities and Exchange Commission. LivaNova does not give any assurance (1) that LivaNova will achieve its expectations, or (2) concerning any result or the timing thereof, in each case, with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, cost reductions, business strategies, earnings or revenue trends or future financial results. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.
LivaNova PLC Investor Relations and Media Contacts
Melissa Farina, +1 (281) 228-7262
VP, Investor Relations
InvestorRelations@livanova.com

Deanna Wilke, +1 (281) 727-2764
VP, Corporate Communications
Corporate.Communications@livanova.com

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